UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. _ )
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:

☐ Preliminary Proxy Statement	☐ Confidential, for Use of the Commission Only (as
permitted by Rule 14a-6(e)(2))
☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12
Vocus, Inc

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☑ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1) Amount previously paid:

(2) Form, schedule or registration statement no.:

(3) Filing party:

(4) Date filed:

April 30, 2010

Dear Stockholder:

You are cordially invited to attend the annual meeting of stockholders of Vocus, Inc. to be held at 10:00 AM ET, on Thursday, June 3, 2010, at the Bethesda Marriott, 5151 Pooks Hill Road, Bethesda, Maryland.

At the annual meeting, you will be asked to elect two directors for a three-year term and to ratify the selection of our independent registered public accounting firm for 2010. Details regarding the matters to be acted upon at this meeting appear in the accompanying Notice of Annual Meeting and Proxy Statement. Our Board of Directors unanimously recommends that stockholders vote in favor of the election of the nominated directors and the ratification of our independent registered public accounting firm.

Whether or not you plan to attend the annual meeting, we urge you to use our Internet voting system or to complete, sign and date the accompanying proxy card and return it in the enclosed postage-prepaid envelope as soon as possible so that your shares will be represented at the annual meeting. If you later decide to attend the annual meeting or change your vote, you may withdraw your proxy and vote in person at the annual meeting. Voting through our Internet voting system or by written proxy will ensure your representation at the annual meeting if you do not attend in person.

We thank you for your continued support of Vocus and look forward to seeing you at the annual meeting.

Very truly yours,

Richard Rudman
Chief Executive Officer, President and Chairman

VOCUS, INC.
4296 Forbes Boulevard
Lanham, Maryland 20706

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 3, 2010

The Annual Meeting of Stockholders of Vocus, Inc., a Delaware corporation, will be held at 10:00 AM ET, on Thursday, June 3, 2010, at the Bethesda Marriott, 5151 Pooks Hill Road, Bethesda, Maryland, for the following purposes:

1. To elect two directors to serve for a three-year term expiring at the 2013 Annual Meeting or until their successors are duly elected and qualified or until their earlier resignation or removal;

2. To ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm of our Company for the fiscal year ending December 31, 2010.

These items of business are more fully described in the proxy statement accompanying this Notice.

Only stockholders of record at the close of business on April 9, 2010 are entitled to notice of and to vote at the meeting.

All stockholders are cordially invited to attend the meeting and vote in person. To assure your representation at the meeting, however, you are urged to use our Internet voting system or to mark, sign, date, and return the enclosed proxy as promptly as possible in the postage-prepaid envelope enclosed for that purpose. You may vote in person at the meeting even if you have previously used our Internet voting system or returned a proxy.

Sincerely,

Stephen Vintz
Chief Financial Officer, Treasurer and Secretary

Lanham, Maryland
April 30, 2010

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on June 3, 2010: The proxy statement and annual report to security holders are available at www.vocus.com.

VOCUS, INC.
4296 Forbes Boulevard
Lanham, Maryland 20706

PROXY STATEMENT

VOTING AND OTHER MATTERS

General

The enclosed proxy is solicited on behalf of Vocus, Inc., a Delaware corporation, by our Board of Directors for use at our Annual Meeting of Stockholders to be held on Thursday, June 3, 2010 at 10:00 AM ET, or at any adjournment thereof, for the purposes set forth in this proxy statement and in the accompanying meeting notice. The meeting will be held at the Bethesda Marriott, 5151 Pooks Hill Road, Bethesda, Maryland.

These proxy solicitation materials will be mailed on or about May 4, 2010 to all stockholders entitled to vote at the meeting.

Voting Securities and Voting Rights

Stockholders of record at the close of business on April 9, 2010, which we have set as the record date, are entitled to notice of and to vote at the meeting. On the record date, there were outstanding 20,367,116 shares of our common stock. Each stockholder voting at the meeting, either in person or by proxy, may cast one vote per share of common stock held on all matters to be voted on at the meeting.

The presence, in person or by proxy, of the holders of a majority of our outstanding common stock constitutes a quorum for the transaction of business at the meeting. Assuming that a quorum is present, a plurality of affirmative votes properly cast in person or by proxy will be required to elect directors, and a majority of affirmative votes properly cast in person or by proxy will be required to ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm of our Company for the fiscal year ending December 31, 2010.

Votes cast by proxy or in person at the meeting will be tabulated by the inspector of elections appointed for the meeting and will determine whether a quorum is present. The inspector of elections will treat abstentions and broker non-votes as shares that are present and entitled to vote for purposes of determining the presence of a quorum. Abstentions and broker non-votes will have no effect on the outcome of the election of directors. For purposes of the proposal to ratify the appointment of Ernst & Young LLP, broker non-votes are not considered shares entitled to vote on the matter and therefore will not be taken into account in determining the outcome of the vote on this proposal. Abstentions are considered shares entitled to vote on the matter and therefore will have the effect of a vote against the proposal.

A person may vote in one of the following two ways whether or not they plan to attend the Annual Meeting: (1) by completing a proxy on our Internet voting system at the address listed on the proxy card, or (2) by completing, signing and dating the accompanying proxy card and returning it in the postage-prepaid envelope enclosed for that purpose. If a person attends the meeting, he or she may vote in person even if such individual had previously returned a proxy card or voted on the Internet using our Internet voting system.

Voting of Proxies

When a proxy is properly executed and returned, the shares it represents will be voted at the meeting as directed. If no specification is indicated, the shares will be voted (1) “for” the election of the nominees set forth in this proxy statement, and (2) “for” the ratification of the appointment of Ernst & Young LLP as the independent registered public accounting firm of our Company for the fiscal year ending December 31, 2010.

Revocability of Proxies

Any person giving a proxy may revoke the proxy at any time before its use by delivering to us either a written notice of revocation or a duly executed proxy bearing a later date or by attending the meeting and voting in person.

Solicitation

We will pay for this solicitation. In addition, we may reimburse brokerage firms and other persons representing beneficial owners of shares for expenses incurred in forwarding solicitation materials to such beneficial owners. Proxies also may be solicited by certain of our directors and officers, personally or by telephone or e-mail, without additional compensation.

Deadline for Receipt of Stockholder Proposals

Proposals of stockholders intended for inclusion in the proxy statement to be furnished to all stockholders entitled to vote at our 2011 annual meeting of stockholders, pursuant to Rule 14a-8 promulgated under the Securities Exchange Act of 1934, or Exchange Act, by the Securities and Exchange Commission, or SEC, must be received at our principal executive offices not later than January 4, 2011, which is 120 days prior to the first anniversary of the mailing date of this proxy statement. Any proposal must comply with the requirements as to form and substance established by the SEC for such proposal to be included in our proxy statement.

Under our bylaws, stockholders who wish to submit a proposal at the 2011 annual meeting, other than one that will be included in our proxy statement, must notify us between February 4, 2011 and March 6, 2011, unless the date of the 2011 annual meeting of the stockholders is more than 30 days before or more than 60 days after the one-year anniversary of the 2010 annual meeting. If a stockholder who wishes to present a proposal fails to notify us by March 6, 2011 and such proposal is brought before the 2011 annual meeting, then under the SEC’s proxy rules, the proxies solicited by management with respect to the 2011 annual meeting will confer discretionary voting authority with respect to the stockholder’s proposal on the persons selected by management to vote the proxies. If a stockholder makes a timely notification, the proxies may still exercise discretionary voting authority under circumstances consistent with the SEC’s proxy rules. Stockholders should submit their proposals to Vocus, Inc., 4296 Forbes Boulevard, Lanham, Maryland 20706, Attention: Corporate Secretary.

Annual Report and Other Matters

Our Annual Report on Form 10-K for the year ended December 31, 2009, which was mailed to stockholders with or preceding this proxy statement, contains financial and other information about our Company, but is not incorporated into this proxy statement and is not to be considered a part of these proxy soliciting materials or subject to Regulations 14A or 14C or to the liabilities of Section 18 of the Exchange Act.

We will provide, without charge, additional copies of our Annual Report on Form 10-K for the year ended December 31, 2009 as filed with the SEC to each stockholder of record as of the record date that requests a copy in writing. Any exhibits listed in the Form 10-K report also will be furnished upon request at the actual expense we incur in furnishing such exhibit. Any such requests should be directed to our Company’s secretary at our executive offices set forth in this proxy statement.

PROPOSAL 1

ELECTION OF DIRECTORS

Nominees

Our certificate of incorporation and bylaws provide that the number of our directors shall be fixed from time to time by resolution of our Board of Directors. Presently, the number of directors is fixed at seven, and that number of directors is divided into three classes, with one class standing for election each year for a three-year term. At each annual meeting of stockholders, directors of a particular class will be elected for three-year terms to succeed the directors of that class whose terms are expiring. Gary Greenfield and Robert Lentz are in the class of directors whose term expires at the 2010 annual meeting, and Messrs. Greenfield and Lentz have been nominated by our Board of Directors for re-election for three-year terms expiring in 2013. Kevin Burns, Ronald Kaiser and Richard Rudman are in the class of directors whose term will expire in 2011. Gary Golding and Richard Moore are in the class of directors whose term will expire in 2012.

Unless otherwise instructed, the proxy holders will vote the proxies received by them for each of the nominees named above. Messrs. Greenfield and Lentz currently are directors of our Company. In the event that one of the nominees is unable or declines to serve as a director at the time of the meeting, the proxies will be voted for any nominee designated by the current Board of Directors to fill the vacancy. It is not expected that any nominee will be unable or will decline to serve as a director.

Upon recommendation of the Nominating and Corporate Governance Committee, the Board of Directors recommends a vote “for” the nominees named herein.

Nominees for Directors Standing for Election

Robert Lentz, 49, co-founded Vocus and served as our Chief Technology Officer from 1992 until February 2008. Mr. Lentz has been a member of our Board of Directors since 1992. Prior to joining Vocus, Mr. Lentz served as President of Dataway Corporation, a software development company. From 2006 until 2010, Mr. Lentz also served on the board of directors of Savo, a privately held technology company.

The Board believes that Mr. Lentz’ former position as CTO of the Company and his in-depth knowledge of the Company’s businesses and industry provide Mr. Lentz with the appropriate attributes to serve on the Board and enable him to make valuable contributions to the Board and to the Company.

Gary Greenfield, 55, has been a member of our Board of Directors since October 2008. Mr. Greenfield has been Chairman, Chief Executive Officer and President of Avid Technology, Inc., a provider of digital media content-creation solutions (NASDAQ: AVID), since December 2007. From 2003 to 2007, Mr. Greenfield was Chief Executive Officer of GXS, Inc., a privately held technology company. From December 2003 to December 2007, Mr. Greenfield was an operating partner with Francisco Partners, a technology-focused private equity firm. Mr. Greenfield has also served as Chief Executive Officer of Peregrine Systems, Inc., Merant, and Intersolv, Inc. Mr. Greenfield also serves on the board of directors of Novell, Inc., a public company. Mr. Greenfield holds a B.S. degree from the U.S. Naval Academy, an M.S.A. degree from George Washington University, and an M.B.A. degree from Harvard Business School.

The Board believes that Mr. Greenfield’s formal education, his position as CEO of a public company, his service as a director on the boards of both private and public companies, and his demonstrated leadership over the course of his successful career provide Mr. Greenfield with the appropriate attributes to serve on the Board and enable him to make valuable contributions to the Board and to the Company.

Continuing Directors with Terms Expiring in 2011

Kevin Burns, 60, has been a member of our Board of Directors since October 2000 and was named our lead director in January 2008. Mr. Burns has been a managing principal of Lazard Technology Partners, a venture capital firm, since March 1998. Mr. Burns founded Intersolv, Inc. (formerly Sage Software), a software company, in 1982 and served as its President and Chief Executive Officer until 1997. Mr. Burns also serves on the board of directors of

BoxTone Corp., a privately held technology company. Mr. Burns holds a B.S. degree in finance from Ohio State University and an M.B.A. in finance from the University of Colorado.

The Board believes that Mr. Burns’ formal education, his in-depth knowledge of the Company’s businesses and industry, and his demonstrated leadership with technology companies over the course of his successful career provide Mr. Burns with the appropriate attributes to serve on the Board and enable him to make valuable contributions to the Board and to the Company.

Ronald Kaiser, 56, has been a member of our Board of Directors since January 2005. Since November 3, 2009, Mr. Kaiser has been Chairman of the Board and CEO of MobileAccess Networks, Inc., a privately held manufacturing company. From January 2008 through October, 2009, Mr. Kaiser was an independent consultant. From January 2007 to December 2007, Mr. Kaiser served as the Chief Financial Officer for Sucampo Pharmaceuticals, Inc., a pharmaceutical research and development company. From March 2005 through December 2006, Mr. Kaiser served as Chief Financial officer of PharmAthene, Inc., a bio-defense company. From February 2003 to March 2005, Mr. Kaiser served as Chief Financial Officer, Treasurer and Secretary of Air Cargo, Inc., a freight logistics and bill processing provider. In December 2004, Air Cargo filed a voluntary petition for bankruptcy under Chapter 11 of the United States Bankruptcy Code with the United States Bankruptcy Court. Prior to February 2003, Mr. Kaiser served as Chief Financial Officer, Treasurer or Secretary of publicly held companies in the software, telecommunications and manufacturing industries and of other privately held companies, and Mr. Kaiser served as an auditor for the public accounting firm Deloitte and Touche (formerly Deloitte, Haskins and Sells). Mr. Kaiser also serves as a member of the board of directors of OPNET Technologies, Inc., a public company, since October 2003 where he serves as a member of the Audit Committee (he has served as chairman of the Audit Committee since September 2009), Compensation Committee and Nominating Committee. He also has served as a managing director of the Chesapeake Innovation Center, a Maryland incubator, since September 2003 and on the board of directors of a number of privately held companies and non-profit entities. Mr. Kaiser holds B.A. degrees in accounting and in multidisciplinary-prelaw from Michigan State University.

The Board believes that Mr. Kaiser’s formal education, his experience as CFO of several public and private companies, his in-depth knowledge of the Company’s businesses and industry, and his demonstrated leadership over the course of his successful career provide Mr. Kaiser with the appropriate attributes to serve on the Board and enable him to make valuable contributions to the Board and to the Company.

Richard Rudman, 49, co-founded Vocus and has served as our Chief Executive Officer, President and Chairman since 1992. From 1986 through 1992, Mr. Rudman served as a senior executive at Dataway Corporation, a software development company. From 1984 through 1986, Mr. Rudman served as an accountant and systems analyst at Barlow Corporation, a privately held real estate development and management company. From 1979 through 1983, Mr. Rudman served in the United States Air Force. Mr. Rudman serves on the board of directors of the Baltimore Symphony Orchestra, a non-profit organization. Mr. Rudman holds a B.S. degree in accounting from the University of Maryland and is a Certified Public Accountant.

The Board believes that Mr. Rudman’s formal education, his position as CEO of the Company, his in-depth knowledge of the Company’s businesses and industry, and his demonstrated leadership over the course of his successful career provide Mr. Rudman with the appropriate attributes to serve on the Board and enable him to make valuable contributions to the Board and to the Company.

Continuing Directors with Terms Expiring in 2012

Gary Golding, 53, has been a member of our Board of Directors since January 2000. Mr. Golding has been a general partner with Edison Venture Fund, a venture capital fund, since November 1997. Mr. Golding also serves on the board of directors of several privately held companies. Mr. Golding holds a B.A. degree in management from Boston College and a Masters degree in Urban and Regional Planning from the University of Pittsburgh.

The Board believes that Mr. Golding’s formal education, his service on the boards of several other companies, and his in-depth knowledge of the Company’s businesses and industry provide Mr. Golding with the appropriate attributes to serve on the Board and enable him to make valuable contributions to the Board and to the Company.

Richard Moore, 61, has been a member of our Board of Directors since January 2000. Mr. Moore has been an independent consultant since February 2006. From November 2003 to November 2005, Mr. Moore served as Vice President, Marketing and Vice President, Worldwide Sales for BNX Systems, Inc., a privately held technology company. From March 1999 to November 2003, Mr. Moore was Chief Marketing Officer of Cyveillance, Inc., a privately held technology company. Mr. Moore has served on the board of directors of StrikeIron, a privately held technology company, since November 2009. Mr. Moore holds a B.A. degree in communications from the University of Maryland.

The Board believes that Mr. Moore’s formal education, his business experience with other technology companies, his in-depth knowledge of the Company’s businesses and industry, and his demonstrated leadership over the course of his successful career provide Mr. Moore with the appropriate attributes to serve on the Board and enable him to make valuable contributions to the Board and to the Company.

Board Independence

Our Board of Directors annually assesses the independence of the non-management directors by reviewing the financial and other relationships between the directors and us. This review is designed to determine whether these directors are independent under the criteria established by the NASDAQ Stock Market. Our Board of Directors has determined, after considering all the relevant facts and circumstances, including each director’s commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships, that each of Messrs. Burns, Golding, Greenfield, Kaiser and Moore are independent directors, as “independence” is defined in the NASDAQ Marketplace Rules, because they have no relationship with us that would interfere with their exercise of independent judgment.

Board Leadership Structure

Richard Rudman serves as both Chairman of the Board and Chief Executive Officer. The Board believes that having Mr. Rudman serve in both capacities is in the best interests of the Company and its stockholders because it enhances communication between the Board and management and allows Mr. Rudman to more effectively execute the Company’s strategic initiatives and business plans and confront its challenges. Mr. Rudman possesses detailed and in-depth knowledge of the opportunities and challenges facing the Company and is best positioned to develop agendas that ensure that the Board’s time and attention are focused on the most critical matters.

The Board believes that the appointment of an independent Lead Director and the use of regular executive sessions of the non-employee directors, along with the Board’s strong committee system and substantial majority of independent directors, allow it to maintain effective oversight of management. The Lead Director’s responsibilities include: leading the independent directors in executive sessions of the Board of Directors; calling meetings of the independent directors; consulting with the Chairman on meeting schedules and agendas for Board and committee meetings; providing feedback to the Chairman and acting as a sounding board with respect to strategies, accountability, relationships and other issues; serving as a liaison between the independent directors and the Chairman, and as a contact person to facilitate communications between the Company’s employees, stockholders, and other stakeholders with the non-employee members of the Board of Directors; and such other duties as the independent directors deem appropriate. In January 2008, the Board of Directors designated Mr. Burns as the Lead Director.

Board Oversight and Risk

Our Board of Directors oversees our management, which is responsible for the day-to-day issues of risk management. As part of its oversight of operations it reviews the performance of the Company and the risks involved in the operations of the Company. The Board’s committees assist the Board in fulfilling its oversight responsibilities with the Audit Committee focusing on the accounting and financial and reporting processes of our Company and the Compensation Committee concentrating on the risks arising from our compensation policies and programs. The Nominating and Corporate Governance committee, created in 2010, manages risks associated with corporate governance and board organization, membership and structure.

Information Relating to Corporate Governance and the Board of Directors

Our bylaws authorize our Board of Directors to appoint among its members one or more committees, each consisting of one or more directors. Our Board of Directors has established three standing committees: an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee.

Our Board of Directors has adopted charters for the Audit, Compensation and Nominating and Corporate Governance Committees describing the authority and responsibilities delegated to each committee by the Board of Directors. Our Board of Directors has also adopted Corporate Governance Guidelines, a Code of Conduct and a Whistleblower Policy. We post on our website, at www.vocus.com, the charters of our Audit, Compensation and Nominating and Corporate Governance Committees and our Corporate Governance Guidelines, Code of Conduct and Whistleblower Policy. These documents are also available in print to any stockholder requesting a copy in writing from our corporate secretary at our executive offices set forth in this proxy statement. We intend to disclose any amendments to or waivers of a provision of our Code of Conduct made with respect to our directors or executive officers on our website.

Interested parties may communicate with our Board of Directors or specific members of our Board of Directors, including our independent directors and the members of our various board committees, by submitting a letter addressed to the Board of Directors of Vocus, Inc. c/o any specified individual director or directors at the address listed herein. Any such letters will be sent to the indicated directors.

Process for Selecting Nominees to the Board of Directors

The Board believes that Board members must have demonstrated excellence in their chosen field, high ethical standards and integrity, and sound business judgment. In addition, it seeks to ensure that the Board includes members with diverse backgrounds, skills and experience, including appropriate financial and other expertise relevant to the Company’s business. The Board believes that the current directors have an appropriate balance of knowledge, experience, attributes, skills and expertise as a whole to ensure that the Board appropriately fulfills its oversight responsibilities and acts in the best interests of stakeholders. The Board believes that each director satisfies its criteria for demonstrating excellence in his or her chosen field, high ethical standards and integrity, and sound business judgment.

Prior to 2010, it was the Board of Directors’ view, given its relatively small size and majority of independent directors that it was sufficient to select or recommend director nominees itself. Each director had the opportunity to suggest any nominee and such suggestions were comprehensively reviewed by the independent directors. Director nominees were recommended for selection by the Board of Directors by a majority of the independent directors. In February 2010, the Board created a Nominating and Corporate Governance Committee, adopted a charter for the Nominating and Corporate Governance Committee and appointed Messrs. Greenfield, Kaiser and Moore as members of the Nominating and Corporate Governance Committee. Mr. Greenfield serves as the Chairman of the Nominating and Corporate Governance Committee.

Pursuant to the Committee’s charter, the Committee will periodically review the composition of the full Board and all committees of the Board to determine whether additional Board members with different qualifications or areas of expertise are needed to further enhance the composition of the Board and work with other members of the Board and the executive officers of the Company, if applicable, in attracting candidates with those qualifications. The Committee will also receive, review and respond to director nominations submitted in writing by the Company’s stockholders. The Nominating and Corporate Governance Committee’s criteria for selection of candidates include, but are not limited to: (i) diversity, age, background, skills and experience deemed appropriate by the independent directors in their discretion, (ii) possession of personal qualities, characteristics and accomplishments deemed appropriate by the independent directors in their discretion, (iii) knowledge and contacts in the communities and industries in which the Company conducts business, (iv) ability and willingness to devote sufficient time to serve on the Board of Directors and its committees, (v) knowledge and expertise in various activities deemed appropriate by the independent directors in their discretion, and (vi) fit of the individual’s skills, experience and personality with those of other directors in maintaining an effective, collegial and responsive Board of Directors. Such persons should not have commitments that would conflict with the time commitments of a director of the Company.

The Nominating and Corporate Governance Committee does not have a written policy with regard to the consideration of diversity in identifying director nominees. However, the Nominating and Corporate Governance Committee considers diversity in identifying nominees for directors, and the qualities and skills sought in prospective members of the Board of Directors generally require that director candidates be qualified individuals who, if added to the Board of Directors, would provide the mix of director characteristics, experience, perspectives and skills appropriate for the Company.

The Board of Directors does not have a specific policy for consideration of nominees recommended by security holders due in part to the relatively small size of the Board of Directors and the lack of turnover in Board membership to date. However, security holders can recommend a prospective nominee for the Board of Directors by writing to our corporate secretary at the Company’s corporate headquarters and providing the information required by our bylaws, along with any additional supporting materials the security holder considers appropriate. The Nominating and Corporate Governance Committee will evaluate any nominees recommended by stockholders in the same manner in which the Committee evaluates nominees recommended by other sources. There have been no recommended nominees from security holders for election at the annual meeting. The Company pays no fees to third parties for evaluating or identifying potential nominees.

The Audit Committee

The purpose of the Audit Committee is (i) to oversee the accounting and financial and reporting processes of our Company and the audits of the financial statements of our Company, (ii) to provide assistance to our Board of Directors with respect to its oversight of the integrity of the financial statements of our Company, our Company’s compliance with legal and regulatory requirements, the independent registered public accounting firm’s qualifications and independence, and the performance of our Company’s internal audit function, if any, and independent registered public accounting firm, and (iii) to prepare the report required by the rules promulgated by the SEC. The primary responsibilities of the Audit Committee are set forth in its charter and include various matters with respect to the oversight of our Company’s accounting and financial reporting processes and audits of the financial statements of our Company on behalf of our Board of Directors. The Audit Committee also selects the independent registered public accounting firm to conduct the annual audit of the financial statements of our Company; reviews the proposed scope of such audit; reviews accounting and financial controls of our Company with the independent registered public accounting firm and our accounting staff; and, unless otherwise delegated by our Board of Directors to another committee, reviews and approves transactions between us and our directors, officers and their affiliates.

The Audit Committee currently consists of Messrs. Kaiser, Golding and Moore. The Board of Directors has determined that each of the members of the Audit Committee is independent under the NASDAQ Marketplace Rules and under rules adopted by the SEC pursuant to the Sarbanes-Oxley Act of 2002. The Board of Directors has also determined that all members of the Audit Committee meet the requirements for financial literacy and that Mr. Kaiser qualifies as an “audit committee financial expert” in accordance with applicable rules and regulations of the SEC. Mr. Kaiser serves as the Chairman of the Audit Committee.

The Compensation Committee

The purpose of the Compensation Committee includes recommending to our Board of Directors for determination the compensation of the members of the Board of Directors; determining, or recommending to the Board of Directors for determination, the compensation of our Chief Executive Officer and all other executive officers of the Company; and discharging the responsibilities of our Board of Directors relating to our Company’s compensation programs and compensation of our Company’s executives. The Compensation Committee currently consists of Messrs. Burns, Golding and Kaiser. Mr. Burns serves as the Chairman of the Compensation Committee.

Board and Committee Meetings

Our Board of Directors held a total of six meetings during the fiscal year ended December 31, 2009. During the fiscal year ended December 31, 2009, the Audit Committee held a total of eight meetings, and the Compensation Committee held a total of five meetings. During 2009, no director attended fewer than 75% of the aggregate of (i) the total number of meetings of our Board of Directors, and (ii) the total number of meetings held by all committees of our Board of Directors on which he was a member. We encourage each of our directors to attend the annual meeting of stockholders. Five of our directors attended our 2009 annual meeting of stockholders.

Director Compensation and Other Information

We use a combination of cash and equity compensation to attract and retain individuals to serve on our Board of Directors. Target annual total compensation for non-employee directors is $140,000 with additional amounts provided to committee chairs and our lead director. We do not compensate employee directors for their service on our Board.

Retainer

Our non-employee directors are paid an annual retainer of $40,000 for general service on the Board of Directors including attendance at board and committee meetings. Each committee chair receives an additional $10,000 retainer. Retainers may be paid in stock or cash, at each director’s election.

Equity Compensation

In addition to the retainer described above, non-employee directors are entitled to receive both short and long term equity compensation. Each non-employee director receives an annual restricted stock award with an estimated value of approximately $50,000 on the grant date. The chairperson of each standing committee and the lead director receive an additional annual restricted stock award with an estimated value of approximately $10,000 on the grant date. These restricted stock awards vest quarterly over a one-year period.

Additionally, each non-employee director receives a stock option grant with an estimated value of approximately $150,000 on the grant date. These stock options vest annually over a three-year period; therefore, non-employee directors are not granted stock options every year, and we attribute approximately $50,000 of value per year to such option grant. Grants of options to non-employee directors are at an exercise price per share equal to the closing price of our common stock on the NASDAQ Global Market on the grant date. The grant date fair value for these stock option grants was determined using the Black-Scholes option pricing model.

Mr. Lentz resigned from his position as Chief Technology Officer of the Company effective February 8, 2008, however, he continued to serve on the Board of Directors of the Company and as a consultant to the Company. As compensation for his service as a non-employee director and consulting services to the Company during 2008 and January 2009, the Board voted to allow a portion of the equity awards granted to Mr. Lentz prior to his resignation from the Company to continue to vest through February 8, 2009. Because he did not receive the standard non-employee director stock option grant that the other non-employee directors received in 2008, Mr. Lentz received, in 2009, a stock option grant with an estimated value of approximately $150,000 on the grant date. This stock option award vests annually over a three-year period.

We reimburse our directors for reasonable travel and other expenses incurred in connection with attending meetings of the Board of Directors.

We expect that each non-employee director will receive the same compensation received in 2009 for service on the Board of Directors in 2010.

The following table details the compensation earned by our non-employee directors in 2009:

	Fees Earned or		Option
Name	Paid in Cash(1)	Stock Awards(2)(4)	Awards(3)(4)	Total

Kevin Burns	$37,500	$72,800	$—	$110,300
Gary Golding	$—	$92,003	$—	$92,003
Gary Greenfield	$—	$92,003	$—	$92,003
Ronald Kaiser	$50,000	$62,400	$—	$112,400
Robert Lentz	$30,000	$52,000	$169,073	$251,073
Richard Moore	$40,000	$52,000	$—	$92,000

(1)	For purposes of determining non-employee director cash compensation, the term of office for directors begins on February 1 and ends January 31, which period does not coincide with our fiscal year. Cash amounts included in the table above represent the portion of the compensation earned during our 2009 fiscal year. Retainer amounts paid in restricted stock at a director’s election in 2009 are included in the Stock Awards column.

(2)	On February 27, 2009, each of Messrs. Burns, Golding, Greenfield, Kaiser, Lentz and Moore was granted shares of our common stock. The aggregate number of shares subject to outstanding unvested stock awards held by each director listed in the table above as of December 31, 2009 was as follows: 1,093 shares for Mr. Burns; 1,380 shares for Mr. Golding; 1,380 shares for Mr. Greenfield; 936 shares for Mr. Kaiser; 779 shares for Mr. Lentz; and 779 shares for Mr. Moore.

(3)	On February 27, 2009, Mr. Lentz was granted options to purchase shares of our common stock. The other non-employee directors received a stock option grant in 2008 when Mr. Lentz was still an employee director. The aggregate number of shares subject to outstanding stock options held by each director listed in the table above as of December 31, 2009 was as follows: 10,885 shares for Mr. Burns; 38,885 shares for Mr. Golding; 13,746 shares for Mr. Greenfield; 35,385 shares for Mr. Kaiser; 17,689 shares for Mr. Lentz; and 25,551 shares for Mr. Moore.

(4)	Amounts shown reflect the aggregate grant date fair value computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718. Assumptions used in the calculation of the amounts are included in Footnote 2 to the Company’s audited financial statements for the fiscal year ended December 31, 2009 included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 9, 2010.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The firm of Ernst & Young LLP, an independent registered public accounting firm, has audited the consolidated financial statements of our Company for the fiscal year ended December 31, 2009. Our Audit Committee has appointed Ernst & Young LLP to audit the consolidated financial statements of our Company for the fiscal year ending December 31, 2010. Our organizational documents do not require that our stockholders ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm. We are submitting the appointment of Ernst & Young LLP to our stockholders for ratification because we believe it is a matter of good corporate practice. In the event of a negative vote on such ratification, the Audit Committee will reconsider its selection, but may still retain Ernst & Young LLP. We anticipate that representatives of Ernst & Young LLP will be present at the meeting, will have the opportunity to make a statement if they desire, and will be available to respond to appropriate questions.

The Board of Directors recommends a vote “for” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010.

The aggregate fees billed to our Company by Ernst & Young LLP for the fiscal years ended December 31, 2008 and 2009 are as follows:

	2009	2008

Audit Fees(1)	$835,000	$845,000
Audit-Related Fees(2)	$265,995	$12,180
Tax Fees(3)	$80,000	$217,850

Total	$1,180,995	$1,075,030

(1)	Audit Fees consist of fees incurred for the audits of our annual consolidated financial statements and internal control over financial reporting, for the review of our unaudited interim consolidated financial statements included in our quarterly reports on Form 10-Q for the first three quarters of each fiscal year and for fees incurred related to other SEC filings.

(2)	Audit-Related Fees consist of fees incurred for accounting consultations, due diligence in connection with planned acquisitions and research services.

(3)	Tax Fees consist of fees incurred for tax compliance, planning and advisory services and due diligence in connection with planned acquisitions.

The charter of our Audit Committee provides that the duties and responsibilities of our Audit Committee include the pre-approval of all audit, audit-related, tax and other services permitted by law or applicable SEC regulations (including fee ranges) to be performed by our independent registered public accounting firm. Any services that will involve fees exceeding pre-approved levels will also require specific approval by the Audit Committee. Unless otherwise specified by the Audit Committee in pre-approving a service, the pre-approval will be effective for the year in which the pre-approval is given. The Audit Committee will not approve any non-audit services prohibited by applicable SEC regulations or any services in connection with a transaction initially recommended by the independent registered public accounting firm, the purpose of which may be tax avoidance and the tax treatment of which may not be supported by the Internal Revenue Code and related regulations.

To the extent deemed appropriate, the Audit Committee may delegate pre-approval authority to the Chairman of the Audit Committee or any one or more other members of the Audit Committee provided that any member of the Audit Committee who has exercised any such delegation must report any such pre-approval decision to the Audit

Committee at its next scheduled meeting. The Audit Committee will not delegate to management the pre-approval of services to be performed by the independent registered public accounting firm.

Our Audit Committee requires that our independent registered public accounting firm, in conjunction with our Chief Financial Officer, be responsible for seeking pre-approval for providing services to us and that any request for pre-approval must inform the Audit Committee about each service to be provided and must provide detail as to the particular service to be provided.

All of the services provided by Ernst & Young LLP described above under the captions “Audit Fees”, “Audit-Related Fees” and “Tax Fees” were pre-approved by our Audit Committee.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee oversees the Company’s accounting and financial reporting processes and the audits of its financial statements, including the performance and compensation of the Company’s independent registered public accounting firm. Management has the primary responsibility for the financial statements and the financial reporting processes, including the systems of internal controls and the certification of the integrity and reliability of the Company’s internal control procedures.

In fulfilling its oversight responsibilities, the Audit Committee has reviewed the Company’s audited balance sheets at December 31, 2008 and 2009 and the statements of operations, stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2009, and have discussed them with management. The Audit Committee also reviewed with Ernst & Young LLP, the Company’s independent registered public accounting firm, the results of their audit. The Audit Committee has also discussed with the independent registered public accounting firm the matters required to be discussed by the Statement on Auditing Standards No. 61 (Communications with Audit and Finance Committees), as currently in effect. This discussion included, among other things, a review with the independent registered public accounting firm of the quality of the Company’s accounting principles, significant estimates and judgments, and the disclosures in the Company’s financial statements, including the disclosures related to critical accounting policies used by the Company. The Audit Committee has reviewed permitted services under rules of the Securities and Exchange Commission as currently in effect and discussed with Ernst & Young LLP their independence from management and the Company, including the matters in the written disclosures and the letter from the independent registered public accounting firm required by the Public Company Accounting Oversight Board Ethics and Independence Rule 3526 “Communication with Audit Committees Concerning Independence”, as currently in effect, and has considered and discussed the compatibility of non-audit services provided by Ernst & Young LLP with that firm’s independence. In addition, the Audit Committee discussed the rules of the Securities and Exchange Commission that pertain to the Audit Committee and the roles and responsibilities of Audit Committee members.

Based on its review of the financial statements and the aforementioned discussions, the Audit Committee concluded that it would be reasonable to recommend, and on that basis did recommend, to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009. The Audit Committee also approved the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2010.

Respectfully submitted by the Audit Committee,

Ronald Kaiser, Chair
Gary Golding
Richard Moore

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Philosophy

The Compensation Committee of the Board of Directors has overall responsibility for determining the compensation of our Chief Executive Officer, or CEO, and other executive officers. Each member of the Committee is appointed by the Board and has been determined by the Board to be an independent director under applicable NASDAQ marketplace rules.

Our executive compensation program is intended to:

•	Attract, retain, motivate and reward highly qualified executive officers who create value for our stockholders;

•	Reinforce our performance oriented, results-based culture that rewards individual, team and corporate success; and

•	Reflect the financial resources available to us based on our board approved annual business plan and our strategic objective to increase stockholder value.

Our program is designed to link executive pay levels with individual performance, our financial performance and stockholder returns.

Key elements of our executive compensation program include:

•	Annual base salaries that are competitive relative to other public technology companies in our peer group;

•	Non-equity incentive compensation that is based on financial performance; and

•	Long-term incentive compensation that is delivered through a combination of stock option and restricted stock awards.

We believe that our executive compensation program makes a significant contribution to our success, mirrors our culture, promotes employee commitment to our Company, and adheres to high standards of corporate governance.

Governance of Executive Compensation

The Compensation Committee of the Board of Directors plays the lead role in the governance of executive compensation at Vocus. In 2009, the Committee consisted of the following directors — Kevin Burns (Chair), Gary Golding and Ronald Kaiser. All Committee members have extensive management and Board experience, including experience dealing with executive compensation issues.

The Compensation Committee operates under a charter adopted by the Board of Directors in 2005. The charter is posted in the “Investor Relations /Corporate Governance” section of our website at www.vocus.com. As outlined in the charter, the Committee is primarily responsible for establishing and reviewing the overall compensation philosophy of the company, reviewing and approving the corporate goals and objectives relevant to the compensation for the CEO and other executive officers, evaluating performance of the CEO and other executive officers in light of those goals and approving or recommending to the Board for approval the compensation of the CEO and other executive officers. The Committee is also responsible for approving new or revised compensation and benefit plans (or in some cases recommending them for Board approval).

At the beginning of each year, the Compensation Committee reviews the preceding year’s performance of the Company and of each individual executive officer, as well as each executive officer’s compensation. At that time, the Committee determines each executive officer’s compensation for the new year. As part of the Committee’s review, the CEO delivers a report on the performance of the Company and of each executive officer, including a self-assessment of his own performance. The CEO also proposes compensation packages for the executive officers based on the competitive benchmarking analysis provided by an independent compensation consultant, which the

Committee considers in making its decisions. The Committee makes regular reports to the full Board of Directors on the Committee’s activities, and the Committee prepares an annual report on executive compensation for inclusion in our proxy statement.

The Compensation Committee has the sole authority to select, retain and/or replace any compensation or other outside consultant for assistance in the evaluation of director, CEO or other executive officers’ compensation, including the sole authority to approve the consultant’s fees and other retention terms. In 2009, the Compensation Committee selected Mercer LLC, or Mercer, as its compensation consultant. The Committee considers Mercer to be independent and selected Mercer because of its experience in compensation consulting, and its knowledge of compensation practices in the technology industry and among newly public companies. Services provided by the consultant have included evaluating our existing executive officer and director compensation based on market comparables, analyzing compensation design alternatives and advising us on the new proxy statement disclosure rules. The consultant did not provide specific recommendations on compensation decisions regarding the CEO or other executive officers.

The Committee met five times in 2009. Three of the meetings were regularly scheduled to coincide with Board meetings. The Chairman of the Compensation Committee prepared each meeting’s agenda, which was distributed to Committee members in advance of the meeting (along with support materials). All of the Committee members attended all of the meetings in 2009. The Committee asked the CEO and the Chief Financial Officer, or CFO, to attend portions of the meetings. A compensation consultant representative also attends Compensation Committee meetings by invitation (including executive sessions as requested) and is available to answer Committee members’ questions. Additionally, the Committee Chair meets periodically with management and the compensation consultant representative throughout the year.

In December 2009, the Committee again selected Mercer as its compensation consultant for 2010.

Objectives of the Vocus Executive Compensation Programs

We believe strongly in pay-for-performance and measurement of quantifiable results. While compensation for the CEO and other executive officers should reflect the marketplace for similar positions, a significant portion of their compensation is earned based on our financial performance and the financial performance of each executive’s area of responsibility. Quantifiable performance objectives are established in advance and approved by the Compensation Committee, or recommended by the Compensation Committee for approval by the full Board, early in the year. Our emphasis on measurable performance objectives emanates from our belief that sustained strong financial performance is an effective means of enhancing long-term stockholder return.

The Compensation Committee considers competitive benchmarking data in the establishment of base salaries, incentive targets, equity awards and total compensation levels. For purposes of comparing our executive compensation program with market practices, the Compensation Committee, with the assistance of Mercer, reviews executive compensation from a group of peer companies, which we refer to as the “Vocus Peer Group.” The Vocus Peer Group for purposes of setting 2009 annual executive compensation included the following 12 companies: Actuate Corp., Ariba Inc., Blackboard, Inc., Concur Technologies, Inc., Cybersource Corp., Kenexa Corporation, Netsuite, Inc., Omniture Inc., Salesforce.com, Inc., Taleo Corp., Ultimate Software Group Inc. and Websense Inc. These companies are technology companies that provide business applications software, frequently through an on-line, on-demand, or subscription service. While not necessarily direct competitors of Vocus, these companies have similar business models and are routinely used as comparable companies by analysts and investors.

The Committee concluded the following based on the results of Mercer’s benchmarking study:

•	Base salaries are generally consistent with the competitive 25th percentile.

•	Total cash compensation targets (base salary plus target annual incentive) at 100% achievement of financial goals are generally consistent with the competitive 50th percentile.

•	Total direct compensation targets (base salary plus target annual incentive plus fair value of equity incentive awards) at 100% achievement of financial goals generally approach the competitive 75th percentile.

In February 2010, Mercer again provided benchmarking information to the Compensation Committee. The Board then established base salaries consistent with the competitive 25th percentile, total cash compensation targets at 100% achievement of financial goals approaching the competitive 50th percentile, and total compensation targets at 100% achievement of financial goals approaching the competitive 65th percentile with an emphasis on long term equity incentives.

Elements of Vocus’ Executive Compensation Program

Our executive compensation program consists of five basic elements — base salary; quarterly variable incentive bonuses; long-term incentive compensation that is currently delivered through a combination of stock options and restricted stock; employee benefits and executive perquisites; and income protection features such as employment agreements and change-in-control provisions. The remainder of this section provides details on each of these elements of our executive compensation program.

Base Salary

The base salary for each of our executive officers is initially established through negotiation at the time of hire, based on such factors as the officer’s qualifications, experience, prior salary and competitive salary information. Any increases thereafter are determined by an assessment of the officer’s sustained performance as well as competitive salary information.

The Compensation Committee established 2009 base salaries for Vocus’ executive officers in February 2009, based on Mercer’s benchmarking study and the Committee’s assessment of each officer’s sustained performance. In determining base salaries for executive officers other than the CEO, the Committee requested and received information from the CEO on the executive officer’s performance and contributions. The Compensation Committee considered these economic and company factors in its deliberations about executive compensation for 2009. In February 2009, the Committee approved raises between zero percent and 22% percent of base salary for our executive officers. The Committee recommended for approval by the full Board of Directors raises of 22% and 15% of base salary for Messrs. Wagner and Weissberg, respectively, to equitably adjust each executive’s base salary closer to the market median. The Committee did not recommend a raise of base salary for Messrs. Rudman and Vintz. The Committee established the 2009 base salaries for Messrs. Rudman, Vintz, Wagner and Weissberg at $400,000, $300,000, $275,000 and $275,000 respectively. The 2009 base salary changes for our executive officers reflected the annual review based on performance, compensation of market comparables and promotional increases.

In February 2010, the Committee recommended for approval by the full Board of Directors that the base salaries for Messrs. Rudman, Vintz, Wagner and Weissberg remain the same as each individual’s base salary in 2009. The Board established the 2010 base salaries for Messrs. Rudman, Vintz, Wagner and Weissberg at $400,000, $300,000, $275,000 and $275,000, respectively. The 2010 base salaries for our executive officers reflect the annual review based on performance and compensation of market comparables.

Non-Equity Incentive Plan Compensation

Our non-equity incentive plan compensation is paid in cash quarterly and is intended to reward executive officers for short-term performance. Early in 2009, the CEO proposed specific financial objectives and targets for each executive officer, which were then approved by the Compensation Committee and the Board. The objectives and targets were derived directly from our business plan for 2009, as approved by the Board of Directors, and were considered by the Board to be achievable but challenging. The objectives included the following:

•	Topline, which consists of total company sales plus revenue. Total company sales include amounts invoiced to customers under our subscription and related agreements as well as transaction-based sales from our e-commerce offerings;

•	Pro forma operating income, which consists of income from operations less stock-based compensation and amortization of acquired intangible assets; and

•	Free cash flow, which consists of cash provided by operating activities less cash paid for purchases of property and equipment, net of proceeds from disposals and capitalized software development costs plus excess tax benefits from stock-based compensation.

The Committee also approved additional sales objectives for executives with those primary responsibilities.

The Committee has set a minimum threshold for each specific financial objective. For topline incentive, at least 90% of the objective must be obtained in order to earn any payout under that objective. The payout for topline incentive is incrementally adjusted by 5%, 10%, 15%, 20% and 30% for performance that results in each incremental 2% variance to the target. For example, an executive officer would earn an 85% payout if 96% of the topline target were achieved, and would earn a 115% payout if 104% of the target were achieved. For operating income and free cash flow incentives, at least 75% of the objective must be obtained in order to earn any payout under that objective. The payout for such incentives is incrementally adjusted by 5%, 10%, 15%, 20% and 30% for performance that results in each incremental 5% variance to the target. For operating income and free cash flow incentives, an executive officer would earn an 85% payout if 90% of the performance target were achieved, and would earn a 115% payout if 110% of the target were achieved. If the target is achieved for an objective, the executive will receive 100% of the eligible payout for that specific objective. For performance that exceeds 110% of the topline target and 125% of the operating income and free cash flow targets, the payout is 180%, although such levels were not achieved in 2009. Payouts for additional sales objectives are also determined using the scales set forth above. There is currently no provision for repaying quarterly non-equity incentive upon a financial restatement, should one occur.

Non-equity incentive plan compensation that was earned during 2009 was calculated and paid shortly after the end of each quarter. Total amounts earned during 2009 (including the fourth-quarter non-equity incentive plan compensation that was paid in early 2010) is disclosed in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table. Our financial performance during the year versus the pre-established targets resulted in 2009 non-equity incentive plan compensation as follows:

		Salary as %	Incentive as %		2009 Incentive
		of Cash	of Cash	Total Cash	as	2009 Total
Name	Position	Comp Target	Comp Target	Target	% of Target	Cash

Richard Rudman	CEO, President and Chairman	50%	50%	$800,000	46%	$582,500
Stephen Vintz	CFO, Treasurer and Secretary	60%	40%	$500,000	46%	$391,250
William Wagner	Chief Marketing Officer	61%	39%	$450,000	53%	$367,695
Norman Weissberg	Senior Vice President, North American Sales	52%	48%	$525,000	28%	$345,547

In February 2010, as part of the salary review process, the Board, based on the recommendation of the Compensation Committee, established the annual non-equity incentive compensation targets for Messrs. Rudman, Vintz, Wagner and Weissberg at $400,000, $200,000, $175,000 and $250,000, respectively. As a result, 2010 total cash compensation targets for these executives at 100% achievement of financial goals generally approximates the 50th percentile of the comparable peer companies.

Long-Term Incentive Compensation

We typically grant stock options and/or restricted stock to executive officers and other employees at the time of hire to motivate employees to build long-term stockholder value and as a retention tool to incentivize employees to remain employed with us. In 2009, our long-term incentive compensation consisted solely of restricted stock awards.

Details on restricted stock awards granted during 2009 to our CEO and other named executive officers may be found in the table entitled “Grants of Plan-Based Awards.” Details on all stock option awards exercised in 2009 by our CEO and other named executive officers and restricted stock awards vested in 2009 may be found in the table entitled “Option Exercises and Stock Vested.” Details on all outstanding stock option awards and restricted stock award grants of our CEO and other named executive officers as of the end of 2009 may be found in the table entitled “Outstanding Equity Awards at Fiscal Year End.”

All executive officers received restricted stock awards in 2009. On February 27, 2009, Messrs. Rudman, Vintz, Wagner and Weissberg were awarded 270,000, 70,000, 70,000 and 70,000 shares of our common stock respectively. Consistent with our governance standards, these awards were approved by the Compensation Committee and the Board of Directors and vest annually over four years. Grants of restricted stock in 2009 were awarded under our 2005 Stock Award Plan.

In February 2010, the Board awarded both stock options and restricted stock to the CEO and other named executive officers. Mr. Rudman received an award of 108,917 shares of restricted stock, and Messrs. Vintz, Wagner and Weissberg each received an award of 34,887 shares of restricted stock. Additionally, Mr. Rudman received an award of 184,971 stock options, and Messrs. Vintz, Wagner and Weissberg each received an award of 59,248 stock options. In determining the number of stock options and restricted shares to award, the Committee focused on the level of grants made by peer group companies, the absolute number of shares granted and the cost of those grants as required to be recognized as expense in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718. These equity awards were approved by the Compensation Committee and the Board and vest annually over four years.

Employee Benefits and Executive Perquisites

As disclosed in the “All Other Compensation” column of the Summary Compensation Table, we provide our CEO and other executive officers with a limited number of special benefits and perquisites. We pay for healthcare premiums for Messrs. Rudman, Vintz and Weissberg, and we provide the CEO and other executive officers with a gross-up for taxes. Mr. Rudman is also eligible for reimbursement of legal and other professional fees, up to a maximum of $25,000 per year. We believe that these benefits and perquisites are not unusual in our industry. In addition, the CEO and other executive officers participate in the same employee benefit plans as all other employees. The employee benefit programs, which are reviewed periodically by the Compensation Committee, include a 401(k) retirement program to which we make contributions and various health and welfare benefit programs. We believe that these programs are also generally consistent with technology industry practice for companies of our size and financial position.

Income Protection Programs

Consistent with peer-group practice (as determined in Mercer’s research), we have entered into employment agreements with all of our executive officers. The purpose of these employment agreements is to enhance our executive recruiting and retention efforts by following industry practices, and to provide our executives with reasonable levels of income protection while being responsible in the potential use of shareholder assets. Mercer’s research indicated that the severance-related benefits provided to our executive officers are generally consistent with peer-group practices.

Pursuant to the terms of Messrs. Rudman, Vintz, Wagner and Weissberg’s employment agreements, all equity awards vest immediately if an executive officer is terminated or resigns for good reason within twelve months of a change in control, or if the executive officer resigns for any reason during the seventh month after the month in which a change in control occurs.

Our employment agreements with each of Messrs. Rudman, Vintz, Wagner and Weissberg also include a 12-month window, beginning six months after a change in control, during which the applicable executive officer would be able to resign for any reason and receive severance payments. In addition, these employment agreements provide for a company-paid gross-up for any excise taxes that he might owe following the receipt of payments related to a change-in-control. We continue to believe that the gross-up policy serves stockholders’ interests because it encourages the CEO and other executive officers to support transactions that are in the best interests of stockholders.

Stock Ownership Guidelines

We do not currently have stock ownership guidelines for our CEO and other executive officers, although the Compensation Committee may consider doing so in the future. Our compensation consultant’s research did not indicate that such programs are prevalent practice among our peer group. Also, the Committee recognizes that the

CEO and other named executive officers hold a significant number of shares and/or stock options and thus are strongly aligned with shareholder interests.

Impact of Regulatory Requirements

The Compensation Committee considers regulatory requirements and their impact when making executive compensation decisions concerning the CEO and other executive officers. Regulatory requirements that influence the Committee’s decisions include:

•	Internal Revenue Code Section 162(m): Section 162(m) of the Internal Revenue Code disallows a tax deduction to public companies for compensation not deemed to be performance-based over $1,000,000 paid for any fiscal year to the CEO and other executive officers. We intend to attempt to qualify executive compensation for deductibility under applicable tax laws to the fullest extent practicable. We believe that both our quarterly variable incentive bonuses and our stock option awards qualify for the performance-based exception. The Compensation Committee will not, however, necessarily seek to limit executive compensation to the amount deductible under Section 162(m). As an example, the restricted stock awards made in 2009 are unlikely to qualify for the performance-based exception.

•	Internal Revenue Code Section 409A: We believe that employees will not be subject to any tax penalties under 409A as a result of participating in any of our compensation programs or agreements.

•	Section 280G of the Code disallows a company’s tax deduction for “excess parachute payments,” which arise if payments that are contingent upon a change of control are paid to certain persons in an amount equal to or greater than three times the person’s base amount (the five-year average of Form W-2 compensation). The amount of an “excess parachute payment” is equal to the amount by which these payments exceed the person’s base amount. Additionally, Code Section 4999 imposes a 20% excise tax on the amount of the excess parachute payments (the “Excise Tax”) on any person who receives them. The Company’s employment agreements with its executive officers entitle the executives to payments in connection with a change in control that may result in excess parachute payments. Subject to certain limitations, these employment agreements provide for an additional payment designed to make the executive officers whole in the event that the Excise Tax is imposed on payments made under the employment agreements.

Conclusions

We believe that our executive compensation programs strongly support our philosophy of pay-for-performance. We further believe that compensation levels and programs for the CEO and other executive officers are consistent with competitive practices in our industry and thus advance our recruiting and retention objectives. We will continue to review our programs on a regular basis and expect to update them from time to time, based on changes in competitive practices, regulatory requirements and our needs.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on these reviews and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K and in this proxy statement.

Respectfully submitted by the Compensation Committee,

Kevin Burns, Chair
Gary Golding
Ronald Kaiser

SUMMARY COMPENSATION TABLE

The following table sets forth 2009, 2008 and 2007 compensation information for: (i) the Chief Executive Officer; (ii) the Chief Financial Officer; and (iii) our two other executive officers of Vocus. We refer to these individuals collectively as the “named executive officers.”

						Non-Equity
				Stock	Option	Incentive Plan	All Other
Name and Position	Year	Salary	Bonus	Awards(1)	Awards(1)	Compensation(2)	Compensation		Total

Richard Rudman,	2009	$400,000	$—	$4,492,800	$—	$182,500	$63,616	(3)	$5,138,916
Chief Executive Officer,	2008	$400,000	$—	$5,585,711	$—	$438,750	$16,491	(3)	$6,440,952
President and Chairman	2007	$350,000	$—	$—	$2,232,779	$512,500	$49,569	(3)	$3,144,848
Stephen Vintz,	2009	$300,000	$—	$1,164,800	$—	$91,250	$12,696	(4)	$1,568,746
Chief Financial Officer,	2008	$300,000	$—	$1,321,870	$—	$219,375	$14,513	(4)	$1,855,758
Treasurer and Secretary	2007	$250,000	$—	$—	$1,620,063	$256,250	$17,192	(4)	$2,143,505
William Wagner,	2009	$275,000	$—	$1,164,800	$—	$92,695	$8,682	(5)	$1,541,177
Chief Marketing Officer	2008	$225,000	$—	$958,562	$—	$105,118	$8,520	(5)	$1,297,200
	2007	$225,000	$—	$—	$—	$134,180	$6,884	(5)	$366,064
Norman Weissberg,	2009	$275,000	$—	$1,164,800	$—	$70,547	$18,583	(6)	$1,528,930
Senior Vice President,	2008	$240,000	$—	$1,300,805	$—	$191,438	$18,023	(6)	$1,750,266
North American Sales	2007	$200,000	$—	$—	$1,173,507	$219,063	$22,889	(6)	$1,615,459

(1)	Amounts shown reflect the aggregate grant date fair value computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718. Assumptions used in the calculation of the amounts are included in Footnote 2 to the Company’s audited financial statements for the fiscal year ended December 31, 2009 included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 9, 2010.

(2)	Represents payment of non-equity incentive plan compensation discussed in the Compensation Disclosure and Analysis beginning on page 13.

(3)	Amount reported includes $6,207, $5,977 and $5,943 for the employee portion of health insurance premiums paid by Vocus on the individual’s behalf, $31,621, $1,344 and $20,609 for legal fees paid by Vocus related to the individual’s estate planning, $2,950, $3,250 and $5,642 for personal travel paid for by Vocus, spousal attendance and other personal expenses paid by Vocus at company-related events, and $22,838, $5,920 and $17,375 as a gross-up or other reimbursement for tax payments, each for the years 2009, 2008 and 2007, respectively.

(4)	Amount reported includes $4,494, $6,091 and $6,045 for the employee portion of health insurance premiums paid by Vocus on the individual’s behalf, $4,125, $3,450 and $3,375 for Vocus’ contributions to the individual’s accounts in Vocus’ 401(k) plan, $1,000, $1,000 and $3,000 for personal travel paid for by Vocus and other personal expenses paid by Vocus at company-related events, and $3,077, $3,972 and $4,772 as a gross-up or other reimbursement for tax payments, each for the years 2009, 2008 and 2007, respectively.

(5)	Amount reported includes $4,125, $3,450 and $3,375 for Vocus’ contributions to the individual’s accounts in Vocus’ 401(k) plan, $2,950, $3,250 and $3,000 for personal travel paid for by Vocus and other personal expenses paid by Vocus at company-related events, and $1,607, $1,820 and $509 as a gross-up or other reimbursement for tax payments, each for the years 2009, 2008 and 2007, respectively.

(6)	Amount reported includes $6,318, $6,091 and $6,045 for the employee portion of health insurance premiums paid by Vocus on the individual’s behalf, $4,125, $3,450 and $3,375 for Vocus’ contributions to the individual’s accounts in Vocus’ 401(k) plan, $2,950, $3,250 and $5,642 for personal travel paid for by Vocus, spousal attendance and other personal expenses paid by Vocus at company-related events, and $5,190, $5,232 and $7,827 as a gross-up or other reimbursement for tax payments, each for the years 2009, 2008 and 2007, respectively.

GRANTS OF PLAN-BASED AWARDS

The following table sets forth, for the fiscal year ended December 31, 2009, certain information regarding incentive plan awards and stock options granted to the named executive officers.

					All Other
					Stock	Grant
					Awards:	Date Fair
					Number of	Value of
		Estimated Future Payouts Under			Shares of	Stock and
	Grant	Non-Equity Incentive Plan Awards(1)			Stock or	Option
Name	Date	Threshold	Target	Maximum	Units(2)(3)	Awards

Richard Rudman	N/A	$—	$400,000	$720,000	—	$—
	2/27/2009	$—	$—	$—	270,000	$4,492,800
Stephen Vintz	N/A	$—	$200,000	$360,000	—	$—
	2/27/2009	$—	$—	$—	70,000	$1,164,800
William Wagner	N/A	$—	$175,000	$315,000	—	$—
	2/27/2009	$—	$—	$—	70,000	$1,164,800
Norman Weissberg	N/A	$—	$250,000	$450,000	—	$—
	2/27/2009	$—	$—	$—	70,000	$1,164,800

(1)	Represents potential amounts payable under Vocus’ non-equity incentive plan for 2009. Actual amounts paid based on 2009 performance are as set forth in the column titled “Non-equity Incentive Plan Compensation” in the Summary Compensation Table.

(2)	All restricted stock awards were granted pursuant to the 2005 Stock Award Plan.

(3)	The restricted stock award vests in four equal annual installments beginning on February 27, 2010.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

The following table sets forth certain information concerning outstanding equity awards held by the named executive officers at December 31, 2009:

	Option Awards					Stock Awards
	Number of Securities	Number of Securities		Option	Option	Number of Shares		Market Value of
	Underlying Unexercised	Underlying Unexercised		Exercise	Expiration	or Units That		Shares or Units That
Name	Options — Exercisable	Options — Unexercisable		Price	Date	Have Not Vested		Have Not Vested(6)

Richard Rudman	635,000	—		$9.00	12/6/2015	135,000	(4)	$2,430,000
	107,500	107,500	(1)	$18.65	1/30/2017	270,000	(5)	$4,860,000
Stephen Vintz	15,000	—		$9.00	12/6/2015	30,000	(4)	$540,000
	39,000	78,000	(1)	$18.65	1/30/2017	70,000	(5)	$1,260,000
William Wagner	65,000	50,000	(2)	$13.10	7/20/2016	22,500	(4)	$405,000
						70,000	(5)	$1,260,000
Norman Weissberg	—	12,500	(3)	$12.91	7/12/2016	30,000	(4)	$540,000
	28,250	56,500	(1)	$18.65	1/30/2017	70,000	(5)	$1,260,000

(1)	The option awards become exercisable in two equal installments on January 31, 2010 and 2011.

(2)	The option awards become exercisable on July 20, 2010.

(3)	The option awards become exercisable on July 12, 2010.

(4)	The stock awards vest in three equal installments on January 31, 2010, 2011 and 2012.

(5)	The stock awards vest in four equal installments on February 27, 2010, 2011, 2012 and 2013.

(6)	The market value of these stock awards is based on the closing price of our common stock on the NASDAQ Global Market on December 31, 2009.

OPTION EXERCISES AND STOCK VESTED

The following table sets forth for the fiscal year ended December 31, 2009 certain information regarding options exercised by the Named Executive Officers and the vesting of restricted stock held by the Named Executive Officers:

	Option Awards		Stock Awards
	Number of Shares	Value Realized on	Number of Shares	Value Realized on
Name	Acquired on Exercise	Exercise(1)	Acquired on Vesting	Vesting(2)

Richard Rudman	—	—	52,889	$807,086
Stephen Vintz	20,000	$191,494	13,945	$212,801
William Wagner	—	—	9,566	$145,977
Norman Weissberg	42,500	$324,972	13,372	$204,057

(1)	The value realized is calculated by subtracting the exercise price from the market value of a share of common stock on the NASDAQ Global Market on the date of exercise.

(2)	The value realized is calculated by multiplying the closing per share price of our common stock on the NASDAQ Global Market on the vesting date by the number of shares acquired on vesting.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth certain information as of the end of the most recently completed fiscal year with respect to compensation plans (including individual compensation arrangements) under which Vocus equity securities are authorized for issuance.

	Number of Securities	Weighted Average
	to be Issued Upon	Exercise Price of	Number of
	Exercise of Outstanding	Outstanding	Securities
	Options, Warrants	Options, Warrants	Remaining Available
Plan Category	and Rights	and Rights	for Future Issuance

Equity compensation plans approved by security holders	2,134,979 (1)	$14.35	983,423 (2)
Equity compensation plans not approved by security holders	—		—

(1)	Amount includes 112,013 shares issuable upon the exercise of the outstanding stock options granted under the 1999 Stock Option Plan and 2,022,966 shares issuable upon the exercise of the outstanding stock options granted under the 2005 Stock Award Plan.

(2)	All shares available for future issuance are restricted to the 2005 Stock Award Plan. In January 2010, we increased the shares reserved for future issuance under the 2005 Stock Award Plan by 1,018,220.

EMPLOYMENT ARRANGEMENTS WITH EXECUTIVE OFFICERS

In December 2005, we entered into employment agreements with Messrs. Rudman, Vintz and Weissberg. In July 2006, we entered into an employment agreement with Mr. Wagner. Each of these employment agreements had an initial term of three years, and automatically renews for successive additional one-year periods thereafter unless either party notifies the other that the term will not be extended. In February 2008, Mr. Weissberg signed a new employment agreement that conformed his agreement to those of other executive officers and terminated his previous employment agreement. The employment agreement had an initial term of one year, and automatically renews for successive additional one-year periods thereafter unless either party notifies the other that the term will not be extended.

Under these employment agreements, Mr. Rudman had an initial annual salary of $300,000, Mr. Vintz had an initial annual salary of $235,000, Mr. Wagner had an initial annual salary of $225,000 and Mr. Weissberg had an initial annual salary of $165,000. The initial annual salary received by each of Messrs. Rudman, Vintz, Wagner and Weissberg is subject to annual review and potential increase by our Compensation Committee. In addition, each is eligible to receive a quarterly non-equity incentive amount, based upon the satisfaction of performance criteria established by our Compensation Committee. The quarterly minimum target amounts for each, which would be paid if that quarter’s non-equity incentive compensation plan targets are met, were initially $50,000 for Mr. Rudman, $28,750 for Mr. Vintz, $31,250 for Mr. Wagner and $43,750 for Mr. Weissberg.

Each of these employment agreements provides for payments or other benefits upon the termination of the executive’s employment under specified circumstances and/or in the event of a change in control of Vocus, as described below.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Under our employment agreements with Messrs. Rudman, Vintz, Wagner and Weissberg, if such executive’s employment is terminated by us without cause, or by the executive for good reason, the executive would be entitled to continue to receive his base salary and benefits for 12 months following the date of termination. During the severance period, any options, restricted stock or other equity awards received by these executives would also continue to vest in accordance with their original vesting schedules and would remain exercisable. The executive would also have the right to resign at any time during the one-year period beginning six months after a change of control of Vocus and receive the same severance benefits. If termination occurred following a change of control, we would also be obligated to make additional payments to these executives if they were to incur any excise taxes pursuant to Section 4999 of the Internal Revenue Code on account of the benefits and payments provided under the agreements. The additional payments would be in an amount such that, after taking into account all applicable federal, state and local taxes applicable to such additional payments, the terminated executive would be able to retain from such additional payments an amount equal to the excise taxes that are imposed without regard to these additional payments. In addition, any options, restricted stock or other equity awards received from us by these executives would become fully exercisable upon a change of control. All of these severance benefits are conditioned upon the executive complying with any covenants regarding non-disclosure of confidential information, assignment of intellectual property rights, non-competition and/or non-solicitation applicable to the executive under any Stock Option Agreement or other agreement entered into between the executive and the Company.

The following tables describe the potential payments and benefits to which the Named Executive Officers would be entitled upon the happening of the following events: (i) termination of the executive’s employment by us without cause or by the executive for good reason, (ii) a change of control of Vocus (with no termination of employment), (iii) termination of the executive’s employment by us without cause or by the executive for good reason following a change of control of Vocus and (iv) voluntary termination of the executive’s employment by the executive during the one-year period beginning six months following a change of control. Calculations for this table are based on the following assumptions: (i) the triggering event took place on December 31, 2009 and (ii) the per share price of our common stock is $18.00, the closing price on December 31, 2009.

Termination of Employment Effective December 31, 2009 with No Change of Control

			Stock
	Severance	Benefits	Option	Gross Up	Restricted	Total
	Cash	Cash	Cash	Payment	Stock	Cash
Name	Amount	Value	Amount	Amount	Amount	Payments

Richard Rudman	$400,000	$15,603	$—	$—	$2,025,000	$2,440,603
Stephen Vintz	$300,000	$10,650	$—	$—	$495,000	$805,650
William Wagner	$275,000	$15,603	$245,000	$—	$450,000	$985,603
Norman Weissberg	$275,000	$15,823	$63,625	$—	$495,000	$849,448

Total	$1,250,000	$57,679	$308,625	$—	$3,465,000	$5,081,304

Change in Control with No Termination of Employment

			Stock
	Severance	Benefits	Option	Gross Up	Restricted	Total
	Cash	Cash	Cash	Payment	Stock	Cash
Name	Amount	Value	Amount	Amount	Amount	Payments

Richard Rudman	$—	$—	$—	$—	$7,290,000	$7,290,000
Stephen Vintz	$—	$—	$—	$—	$1,800,000	$1,800,000
William Wagner	$—	$—	$245,000	$—	$1,665,000	$1,910,000
Norman Weissberg	$—	$—	$63,625	$—	$1,800,000	$1,863,625

Total	$—	$—	$308,625	$—	$12,555,000	$12,863,625

Termination of Employment Following a Change of Control Effective December 31, 2009

			Stock
	Severance	Benefits	Option	Gross Up	Restricted	Total
	Cash	Cash	Cash	Payment	Stock	Cash
Name	Amount	Value	Amount	Amount	Amount	Payments

Richard Rudman	$400,000	$15,603	$—	$—	$7,290,000	$7,705,603
Stephen Vintz	$300,000	$10,650	$—	$—	$1,800,000	$2,110,650
William Wagner	$275,000	$15,603	$245,000	$—	$1,665,000	$2,200,603
Norman Weissberg	$275,000	$15,823	$63,625	$—	$1,800,000	$2,154,448

Total	$1,250,000	$57,679	$308,625	$—	$12,555,000	$14,171,304

Change in Control with a Termination of Employment Effective July 1, 2010

			Stock
	Severance	Benefits	Option	Gross Up	Restricted	Total
	Cash	Cash	Cash	Payment	Stock	Cash
Name	Amount	Value	Amount	Amount	Amount	Payments

Richard Rudman	$400,000	$15,979	$—	$—	$7,290,000	$7,705,979
Stephen Vintz	$300,000	$10,907	$—	$—	$1,800,000	$2,110,907
William Wagner	$275,000	$15,979	$245,000	$—	$1,665,000	$2,200,979
Norman Weissberg	$275,000	$16,204	$63,625	$—	$1,800,000	$2,154,829

Total	$1,250,000	$59,069	$308,625	$—	$12,555,000	$14,172,694

CERTAIN RELATIONSHIPS

Other than the transactions described under the heading “Equity Compensation” (or with respect to which information is omitted in accordance with SEC regulations) and the transactions described below, since January 1, 2009 there have not been, and there is not currently proposed, any transaction or series of similar transactions to which we were or will be a participant in which the amount involved exceeded or will exceed $120,000 and in which any director, executive officer, holder of 5% or more of any class of our capital stock or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest.

Indemnification Agreements

We have entered into indemnification agreements with each of our executive officers and directors. Those indemnification agreements require us to indemnify these individuals to the fullest extent permitted by Delaware law. In addition, we have purchased a policy of directors’ and officers’ liability insurance that insures our directors and officers against the cost of defense, settlement or payment of a judgment in some circumstances.

Procedures for Approval of Related Person Transactions

Our policy for the review and approval of transactions between us and related persons is set forth in the charter of our Audit Committee. Pursuant to the charter of our Audit Committee, it is the responsibility of our Audit Committee, unless specifically delegated by our Board of Directors to another committee of the Board of Directors, to review and approve all transactions or arrangements to which we were or will be a participant in which the amount involved exceeded or will exceed $120,000 and in which any director, executive officer, holder of 5% or more of any class of our capital stock or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest. Additionally, it is the responsibility of our Audit Committee, unless specifically delegated by our Board of Directors to another committee of the Board of Directors, to review and make recommendations to the Board of Directors, or approve, any contracts or other transactions with current or former executive officers of Vocus, including consulting arrangements, employment agreements, change-in-control agreements, termination arrangements, and loans to employees made or guaranteed by us.

OTHER INFORMATION

Beneficial Ownership of Principal Shareholders, Directors and Officers

The following table sets forth certain information regarding the beneficial ownership of our common stock on March 12, 2010, by (1) each director, director nominee, and named executive officer of our Company, (2) all directors and named executive officers of our Company as a group, and (3) each person known by us to own more than 5% of our common stock. Applicable percentage ownership in the following table is based on 20,361,682 shares of common stock outstanding as of March 12, 2010.

Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options held by that person that are currently exercisable or will become exercisable within 60 days after March 12, 2010, are deemed outstanding, while the shares are not deemed outstanding for purposes of computing percentage ownership of any other person. Unless otherwise indicated in the footnotes below, the persons and entities named in the table have sole voting or investment power with respect to all shares beneficially owned, subject to community property laws where applicable.

	Shares	Percent of
	Beneficially	Common Stock
Name of Beneficial Owner	Owned	Outstanding

Executive Officers and Directors
Richard Rudman(1)	1,750,981	8.3%
Stephen Vintz(2)	218,557	1.1%
William Wagner(3)	172,379	*
Norman Weissberg(4)	182,131	*
Kevin Burns(5)	25,564	*
Gary Golding(6)	51,637	*
Gary Greenfield(7)	19,567	*
Ronald Kaiser(8)	44,064	*
Robert Lentz(9)	254,665	1.3%
Richard Moore(10)	50,773	*
All directors and officers as a group (10 persons)	2,770,318	12.9%
5% Stockholders
Janus Capital Management LLC(11)	2,411,552	11.8%
T. Rowe Price Associates, Inc.(12)	1,989,900	9.8%
Wellington Management Company LLP(13)	1,713,190	8.4%
Waddell & Reed Financial, Inc.(14)	1,283,558	6.3%

*	Less than 1% of the outstanding shares of common stock

(1)	Includes 796,250 shares issuable upon the exercise of options that are exercisable within 60 days of March 12, 2010.

(2)	Includes 93,000 shares issuable upon the exercise of options that are exercisable within 60 days of March 12, 2010.

(3)	Includes 65,000 shares issuable upon the exercise of options that are exercisable within 60 days of March 12, 2010.

(4)	Includes 56,500 shares issuable upon the exercise of options that are exercisable within 60 days of March 12, 2010.

(5)	Includes 7,256 shares issuable upon the exercise of options that are exercisable within 60 days of March 12, 2010. Includes 464 shares held in a trust of which Mr. Burns is the trustee.

(6)	Includes 35,256 shares issuable upon the exercise of options that are exercisable within 60 days of March 12, 2010. Includes 1,157 shares held by Edison Venture Fund IV, L.P. Mr. Golding is a partner of Edison Partners IV, L.P., the general partner of Edison Venture Fund IV, L.P. Mr. Golding disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein. Mr. Golding shares voting and dispositive authority over the shares held by Edison Venture Fund IV, L.P. with John Martinson, Joe Allegra and Ross Martinson, each a partner of Edison Partners IV, L.P. The principal address of Edison Venture Fund IV, L.P. is 1009 Lenox Drive #4, Lawrenceville, NJ 08648. Includes 35 shares held by Mr. Golding’s son.

(7)	Includes 4,582 shares issuable upon the exercise of options that are exercisable within 60 days of March 12, 2010.

(8)	Includes 31,756 shares issuable upon the exercise of options that are exercisable within 60 days of March 12, 2010.

(9)	Includes 5,896 shares issuable upon the exercise of options that are exercisable within 60 days of March 12, 2010.

(10)	Includes 21,922 shares issuable upon the exercise of options that are exercisable within 60 days of March 12, 2010.

(11)	Based on information contained in a Schedule 13G filed by Janus Capital Management LLC on February 16, 2010, Janus has sole power to vote or to direct the vote of 2,411,552 of the shares of our common stock and sole power to dispose or direct the disposition of 2,411,552 of the shares of our common stock (1,014,090 of which shares are held by Janus Global Technology Fund). The beneficial owner’s address is 151 Detroit Street, Denver, CO 80206.

(12)	Based on information contained in a Schedule 13G filed by T. Rowe Price Associates, Inc. (“Price Associates”) on February 12, 2010, Price Associates has sole power to vote or to direct the vote of 201,400 of the shares of our common stock and sole power to dispose or direct the disposition of 1,989,900 of the shares of our common stock. The beneficial owner’s address is 100 E. Pratt Street, Baltimore, MD 21202. These securities are owned by various individual and institutional investors to which Price Associates serves as an investment advisor with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be the beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

(13)	Based on information contained in a Schedule 13G filed by Wellington Management Company, LLP on February 12, 2010, Wellington has sole power to vote or to direct the vote of 1,550,490 of the shares of our common stock and sole power to dispose or direct the disposition of 1,713,190 of the shares of our common stock. The beneficial owner’s address is 75 State Street, Boston, MA 02109.

(14)	Based on information contained in a Schedule 13G filed by Waddell & Reed Financial, Inc., Waddell & Reed Financial Services, Inc., Waddell & Reed, Inc., and Waddell & Reed Investment Management Company on February 12, 2010, each of the filing entities have sole power to vote or to direct the vote of 1,283,558 of the shares of our common stock and sole power to dispose or direct the disposition of 1,283,558 of the shares of our common stock. The beneficial owner’s address is 6300 Lamar Avenue, Overland Park, KS 66202.

Compensation Committee Interlocks and Insider Participation

As noted above, during 2009 the Compensation Committee of the Board of Directors consisted of Messrs. Burns, Golding and Kaiser. None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers who serve on our Board of Directors or Compensation Committee.

During 2009, none of our executive officers served as: (i) a member of the compensation committee (or other committee of the board of directors performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served on our Compensation Committee; (ii) a director of another entity, one of whose executive officers served on our Compensation Committee; or (iii) a member of the compensation committee (or other committee of the board of directors performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served as one of our directors.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, officers, and persons that own more than 10% of a registered class of our equity securities to file reports of ownership and changes in ownership with the SEC. Our officers, directors and 10% stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. We prepare Section 16(a) forms on behalf of our directors and officers based on the information provided by them.

Based solely on review of this information and written representations from certain reporting persons, we believe that, during the 2009 fiscal year, no reporting person failed to file the forms required by Section 16(a) of the Exchange Act on a timely basis, except for a Form 4 for Mr. Vintz to report the sale of shares that occurred on November 23, 2009 that was reported on November 30, 2009 due to an administrative error.

INCORPORATED BY REFERENCE

To the extent that this proxy statement is incorporated by reference into any other filing by us under the Securities Act of 1933 or the Exchange Act, the sections of this proxy statement entitled “Compensation Committee Report” and “Report of the Audit Committee” (to the extent permitted by the rules of the Securities and Exchange Commission) will not be deemed incorporated unless specifically provided otherwise in such filing. The information contained in those sections shall not be deemed “filed” with the SEC, or subject to Regulations 14A or 14C or to the liabilities of Section 18 of the Exchange Act.

OTHER MATTERS

We know of no other matters to be submitted to the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent as our Board of Directors may recommend.

Dated: April 30, 2010

VOCUS, INC. ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 3, 2010 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS As an alternative to completing this form, you may enter your vote instruction via the Internet at WWW.VOTEPROXY.COM and follow the simple instructions. Use the Company Number and Account Number shown on your proxy card. The undersigned hereby appoints Richard Rudman and Stephen Vintz as proxies, each with full power of substitution, to represent and vote as designated on the reverse side, all the shares of Common Stock of Vocus, Inc. held of record by the undersigned on April 9, 2010, at the Annual Meeting of Stockholders to be held at the Bethesda Marriott Hotel located at 5151 Pooks Hill Road, Bethesda, Maryland, on June 3, 2010, or any adjournment or postponement thereof. (Continued and to be signed on the reverse side.) 14475

ANNUAL MEETING OF STOCKHOLDERS OF VOCUS, INC. June 3, 2010 NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The proxy statement and annual report to security holders are available at www.vocus.com Please sign, date and mail your proxy card in the envelope provided as soon as possible. Please detach along perforated line and mail in the envelope provided. 20230000000000000000 0 060310 THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSAL 2. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x 1. Election of Directors: NOMINEES: FOR ALL NOMINEES O Gary Greenfield O Robert Lentz WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below) INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. FOR AGAINST ABSTAIN 2. Proposal to ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm of our company for the fiscal year ending December 31, 2010. 3. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting. This proxy is solicited on behalf of the Board of Directors of the Company. This proxy, when properly executed, will be voted in accordance with the instructions given above. If no instructions are given, this proxy will be voted “FOR” election of the Directors and “FOR” proposal 2. Signature of Stockholder Date: Signature of Stockholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.